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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-13363) and related Prospectus of The Mills Corporation for the registration of $250 million of its preferred stock, common stock and common stock warrants, and to the incorporation by reference therein of our report dated February 28, 1996, with respect to the consolidated financial statements and schedule of The Mills Corporation and the combined financial statements of The Mills Entities included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP

                                                   ERNST & YOUNG LLP

Washington, D.C.
October 28, 1996